Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of Sunrise Senior Living, Inc.:

Registration Statement Number	Form	Description
333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended
333-26837	Form S-8	1997 Stock Option Plan
333-57293	Form S-8	1998 Stock Option Plan
333-78313	Form S-8	1999 Stock Option Plan
333-38432	Form S-8	2000 Stock Option Plan
333-61918	Form S-8	2001 Stock Option Plan
333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan
333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan
333-160769	Form S-8	2008 Omnibus Incentive Plan
333-167023	Form S-8	2008 Omnibus Incentive Plan, as Amended

of our report dated April 29, 2011, with respect to the consolidated financial statements of AL U.S. Development Venture, LLC included in this Form 8-K/A for the years ended December 31, 2010 and 2009.

/s/   Ernst & Young LLP

McLean, Virginia

August 3, 2011